BUFFALO GOLD LTD.
Suite 880, 609 Granville Street, Vancouver, B.C., Canada V7Y 1G5
Phone: 604-685-5492 Fax: 604-685-6940

September 12, 2003	Trading Symbol: TSX Venture - YB.U

NEWS RELEASE

Buffalo Gold Ltd. ("Buffalo") and New Claymore Resources Ltd. ("New Claymore") reports that it has received notice from BHP Billiton Diamonds Inc. ("BHPB") that it has terminated its option to acquire an interest in the Calling Lake and Varlaam Properties owned by Buffalo and New Claymore. Buffalo and New Claymore own a 65% and 35% interest, respectively, in the Calling Lake and Varlaam Properties which cover approximately 201,344 Hectares in north-central Alberta.

Other than logging the drill core from the 2000 drill program conducted on the Calling Lake property, Buffalo is unaware of any exploration work conducted by BHPB during the term of the option agreement. Although gold exploration projects in southern China have become the Company's main focus, Buffalo and New Claymore will continue to seek a partner to further explore the Calling Lake Property.

On behalf of the Board of Directors of

BUFFALO GOLD LTD.

/s/ John V. Tully

John V. Tully, President

NO STOCK EXCHANGE HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN